UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment 1

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 5, 2007

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A amends Item 5.02 of the Current Report on Form 8-K filed on September 10, 2007 by IA Global, Inc. (the “Company”) to include a complete copy of Mark Scott’s Employment Agreement, to include additional information regarding Mr. Scott’s potential bonus and to include information regarding the grant of options to Mr. Scott and Mr. Schneideman.

SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) As previously disclosed, on September 5, 2007, the Company entered into a new Employment Agreement with Mark Scott, the Company’s Chief Operating and Financial Officer, which replaced his prior Employment Agreement with the Company. Pursuant to this Employment Agreement, Mr. Scott may be paid a bonus up to $105,000, as may be declared by the Company’s Compensation Committee based on Mr. Scott raising additional capital for the Company and the Company’s profitability and share price improvement.

The foregoing summary of the Employment Agreement with Mr. Scott is qualified in its entirety by reference to the full and complete terms of the Employment Agreement filed hereto as Exhibit 10.1.

On October 3, 2007, the Company’s Compensation Committee granted stock options to purchase common stock of (i) 100,000 shares to Mr. Schneideman, the Company’s Chief Executive Officer and Chairman of the Board of Directors and (ii) 275,000 shares to Mr. Scott, the Company’s Chief Operating and Financial Officer.

The options were granted at the fair market price of $0.47 per share based on the adjusted closing price on October 3, 2007, the last trading day before the Compensation Committee meeting. In accordance with the 2007 Stock Incentive Plan, the stock options vest quarterly over three years and expire on October 2, 2017.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of business acquired – None.

(b)	Pro Forma financial information – None.

(c)	Shell company transactions – None.

(d)	Exhibits –

Exhibit No.	Description

10.1	Employment Agreement, dated September 5, 2007, by and between IA Global, Inc. and Mr. Scott.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: October 4, 2007

By:	/s/ Mark Scott

Mark Scott

Chief Operating and Financial Officer